                                   EXHIBIT 1


FOR IMMEDIATE RELEASE


CONTACT:          R. J. Lanham
                  Vice President and
                  Chief Financial Officer
                  301-564-4400



                           ALPHA 1 BIOMEDICALS, INC.
                CONCLUDES PRIVATE FINANCING AND FUNDS NEW STUDY


BETHESDA, MARYLAND, MARCH 12, 1997-- ALPHA 1 BIOMEDICALS, INC. (OTC Bulletin Board:ALBM) today announced the closing of a private placement of four units consisting of Common Stock and Class D Warrants from which the Company received $200,000. Each unit consists of 500,000 Common Shares and 165,000 Class D Warrants. The newly issued shares increase the total outstanding shares to 11,477,429. The proceeds of the offering will be used in part to initiate preclinical animal studies at a major US university using the Company's product, Thymosin beta 4, and to fund its operations.

Alpha 1 has exclusive rights to two recently issued US patents entitled "Method of Treating Septic Shock Using Thymosin beta 4" (Patent 5,578,570 issued November 26, 1996) and "Method of Treating Septic Shock by Preventing Actin Polymerization" (Patent 5,593,964 issued January 14, 1997). The Company intends to focus on the use of Thymosin beta 4 for the treatment of adult respiratory distress syndrome (ARDS), a frequently lethal outcome of septic shock.

The Company is continuing its efforts to identify sources of strategic alliances or other partnership arrangements with entities interested in and with resources to develop Thymosin beta 4, or other business transactions which would allow the Company to generate resources to assure continuation of its operations.



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